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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                                (Amendment No. 8)*


                                  Mapics, Inc.
                                (Name of Issuer)


                           Common Stock, $1 par value
                         (Title of Class of Securities)


                                   564910107
                                 (CUSIP Number)


                               December 31, 2000
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [X]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 564910107                    13G


________________________________________________________________________________
1.   Name of Reporting Person S.S. or
     I.R.S. Identification No. of Above Person

     Clover Capital Management, Inc.
     16-1263400
________________________________________________________________________________
2.   Check the Appropriate Box If a Member of a Group*
                                                                 (A)  [_]
                                                                 (B)  [X]

________________________________________________________________________________
3.   SEC Use Only



________________________________________________________________________________
4.   Citizenship or Place of Organization


     New York
________________________________________________________________________________
  Number of    5.   Sole Voting Power

   Shares           0
               _________________________________________________________________
Beneficially   6.   Shared Voting Power

  Owned by          776,700
               _________________________________________________________________
    Each       7.   Sole Dispositive Power

  Reporting         0
               _________________________________________________________________
   Person      8.   Shared Dispositive Power

    With            776,700
________________________________________________________________________________
9.   Aggregate Amount Beneficially Owned by Each Reporting Person


     776,700
________________________________________________________________________________
10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares*

                                                                          [_]

________________________________________________________________________________
11.  Percent of Class Represented by Amount in Row 9


     4.3%
________________________________________________________________________________
12.  Type of Reporting Person*


     IA
________________________________________________________________________________
                     *See Instruction Before Filling Out!

Cusip No. 564910107                    13G


________________________________________________________________________________
1.   Name of Reporting Person S.S. or
     I.R.S. Identification No. of Above Person

     Michael Edward Jones
     ###-##-####
________________________________________________________________________________
2.   Check the Appropriate Box If a Member of a Group*
                                                                 (A)  [_]
                                                                 (B)  [X]

________________________________________________________________________________
3.   SEC Use Only



________________________________________________________________________________
4.   Citizenship or Place of Organization


     U.S.A.
________________________________________________________________________________
  Number of    5.   Sole Voting Power

   Shares           44,000
               _________________________________________________________________
Beneficially   6.   Shared Voting Power

  Owned by          782,700
               _________________________________________________________________
    Each       7.   Sole Dispositive Power

  Reporting         44,000
               _________________________________________________________________
   Person      8.   Shared Dispositive Power

    With            782,700
________________________________________________________________________________
9.   Aggregate Amount Beneficially Owned by Each Reporting Person


     826,700
________________________________________________________________________________
10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares*

                                                                          [_]

________________________________________________________________________________
11.  Percent of Class Represented by Amount in Row 9


     4.6%
________________________________________________________________________________
12.  Type of Reporting Person*


     IN
________________________________________________________________________________
                     *See Instruction Before Filling Out!

Cusip No. 564910107                    13G


________________________________________________________________________________
1.   Name of Reporting Person S.S. or
     I.R.S. Identification No. of Above Person

     Geoffrey Harold Rosenberger
     ###-##-####
________________________________________________________________________________
2.   Check the Appropriate Box If a Member of a Group*
                                                                 (A)  [_]
                                                                 (B)  [X]

________________________________________________________________________________
3.   SEC Use Only



________________________________________________________________________________
4.   Citizenship or Place of Organization


     U.S.A.
________________________________________________________________________________
  Number of    5.   Sole Voting Power

   Shares           0
               _________________________________________________________________
Beneficially   6.   Shared Voting Power

  Owned by          776,700
               _________________________________________________________________
    Each       7.   Sole Dispositive Power

  Reporting         0
               _________________________________________________________________
   Person      8.   Shared Dispositive Power

    With            776,700
________________________________________________________________________________
9.   Aggregate Amount Beneficially Owned by Each Reporting Person


     776,700
________________________________________________________________________________
10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares*

                                                                          [_]

________________________________________________________________________________
11.  Percent of Class Represented by Amount in Row 9


     4.3%
________________________________________________________________________________
12.  Type of Reporting Person*


     IN
________________________________________________________________________________
                     *See Instruction Before Filling Out!

Cusip No. 564910107                    13G


________________________________________________________________________________
1.   Name of Reporting Person S.S. or
     I.R.S. Identification No. of Above Person

     James G. Gould
     ###-##-####
________________________________________________________________________________
2.   Check the Appropriate Box If a Member of a Group*
                                                                 (A)  [_]
                                                                 (B)  [X]

________________________________________________________________________________
3.   SEC Use Only



________________________________________________________________________________
4.   Citizenship or Place of Organization


     U.S.A.
________________________________________________________________________________
  Number of    5.   Sole Voting Power

   Shares           9,900
               _________________________________________________________________
Beneficially   6.   Shared Voting Power

  Owned by          780,700
               _________________________________________________________________
    Each       7.   Sole Dispositive Power

  Reporting         9,900
               _________________________________________________________________
   Person      8.   Shared Dispositive Power

    With            780,700
________________________________________________________________________________
9.   Aggregate Amount Beneficially Owned by Each Reporting Person


     790,600
________________________________________________________________________________
10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares*

                                                                          [_]

________________________________________________________________________________
11.  Percent of Class Represented by Amount in Row 9


     4.4%
________________________________________________________________________________
12.  Type of Reporting Person*


     IN
________________________________________________________________________________
                     *See Instruction Before Filling Out!

________________________________________________________________________________
Item 1(a).  Name of Issuer:

     Mapics, Inc.

________________________________________________________________________________
(b).  Address of Issuer's Principal Executive Offices:

     1000 Windward Concourse Parkway
     Alpharetta, Georgia 30005

________________________________________________________________________________
Item 2(a).  Name of Person Filing:

The persons filing this Schedule are Clover Capital Management, Inc. ("Clover"), Michael E. Jones, Geoffrey H. Rosenberger and James G. Gould (collectively, the "Reporting Persons").

________________________________________________________________________________
(b).  Address of Principal Business Office, or if None, Residence:

     11 Tobey Village Office Park
     Pittsford, NY 14534


________________________________________________________________________________
(c).  Citizenship:

Clover is incorporated in the State of New York. The other reporting persons are U.S. citizens.

________________________________________________________________________________
(d).  Title of Class of Securities:

     Common Stock, $1.00 Par Value

________________________________________________________________________________
(e).  CUSIP Number:

     564910107

________________________________________________________________________________
Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a)  [_]  Broker or Dealer registered under Section 15 of the Exchange Act

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act

     (c)  [_]  Insurance Company as defined in Section 3(a)(19) of the Exchange
               Act

     (d) [_] Investment Company registered under Section 8 of the Investment Company Act

  (1)(e)  [X]  Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

     (f) [_] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F)

  (2)(g)  [X]  Parent  Holding  Company or control  person in accordance  with
               Rule 13d-1(b)(1)(ii)(G)

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

   (1) As to Clover
   (2) As to the other Reporting Persons.

Item 4.  Ownership.

     (a)  Amount Beneficially Owned:
          See item 9 on pages 2, 3, 4, 5

     (b)  Percent of Class:
          See item 11 on pages 2, 3, 4, 5

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote                       ,
                    See item 5 on pages 2, 3, 4, 5

          (ii)  Shared power to vote or to direct the vote                     ,
                    See item 6 on pages 2, 3, 4, 5

          (iii) Sole power to dispose or to direct the disposition of          ,
                    See item 7 on pages 2, 3, 4, 5

          (iv) Shared power to dispose or to direct the disposition of See item 8 on pages 2, 3, 4, 5

Item 5.    Ownership of Five Percent or Less of a Class
           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following .

Item 6. Ownership of more than Five Percent on Behalf of Another Person The aggregate number and percentage of the subject securities beneficially owned by each of the Reporting Persons is as follows:

           NAME                             NO. OF SHARES         PERCENTAGE
           Clover                           776,700               4.2768
           Michael E. Jones                 50,000                0.2753
           Geoffrey H. Rosenberger          0                     0.0000
           James G. Gould                   13,900                0.0765

           As investment adviser to the client accounts owning the subject securities, Clover shares the voting and dispositive power with the account owner of each account. As directors of Clover, Messrs. Jones, Rosenberger and Gould share the dispositive powers with Clover. In addition, Mr. Jones holds sole voting and dispositive power with respect to 44,000 and shared voting and dispositive power with respect to 6,000 shares of the subject securities beneficially owned by him (other than indirectly through Clover). Mr. Gould holds sole voting and dispositive power with respect to 9,900 and shared voting and dispositive power with respect to 4,000 shares of the subject securities beneficially owned by him (other than indirectly through Clover).

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company Not applicable

Item 8.    Identification and Classification of Members of the Group
           Not applicable

Item 9.    Notice of Dissolution of Group
           Not applicable

Item 10.   Certification
           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purposes or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            CLOVER CAPITAL MANAGEMENT, INC.



February 12, 2001                  By:      /s/ Geoffrey Rosenberger
-----------------                     -----------------------------------------
Date                                    Geoffrey H. Rosenberger
                                        Managing Director




February 12, 2001                           /s/ Michael E. Jones
-----------------                    -------------------------------------------
Date                                 Michael E. Jones




February 12, 2001                           /s/ Geoffrey Hl Rosenberger
-----------------                    -------------------------------------------
Date                                 Geoffrey H. Rosenberger




February 12, 2001                           /s/ James G. Gould
-----------------                    -------------------------------------------
Date                                 James G. Gould

                                    EXHIBIT A

                     AGREEMENT PURSUANT TO RULE 13D-1(F)(1)

The undersigned persons agree and consent to the joint filing on their behalf of this Schedule 13G in connection with their beneficial ownership of the common stock of Mapics, Inc. at December 31, 2000 and agree that this filing is filed on behalf of each of them.



                                     CLOVER CAPITAL MANAGEMENT, INC.


February 12, 2001                  By:      /s/ Geoffrey Rosenberger
-----------------                     ------------------------------------------
Date                                    Geoffrey H. Rosenberger
                                        Managing Director



February 12, 2001                           /s/ Michael E. Jones
-----------------                    -------------------------------------------
Date                                 Michael E. Jones



February 12, 2001                           /s/ Geoffrey Hl Rosenberger
-----------------                    -------------------------------------------
Date                                 Geoffrey H. Rosenberger



February 12, 2001                           /s/ James G. Gould
-----------------                    -------------------------------------------
Date                                 James G. Gould